Exhibit 19.1
GLOBAL BUSINESS TRAVEL GROUP, INC.
INSIDER TRADING POLICY
Amended on February 25, 2025
In the course of conducting the business of Global Business Travel Group, Inc. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or that other entity obtained in the course of performing your duties with the Company. The Company’s Board of Directors has adopted this Insider Trading Policy (this “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.
It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.
I.PERSONS SUBJECT TO THIS POLICY
The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants, who have access to material nonpublic information. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”). For additional information regarding post-termination transactions, see section X of this Policy.
II.TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. See section VI, “Special Transactions” and section VII, “Prohibited Transactions” for further discussion of certain types of securities and transactions.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits directors and designated employees from trading in Company securities during blackout periods and requires pre-clearance for all transactions in Company securities.
III.INDIVIDUAL RESPONSIBILITY
Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action (including any pre-clearance approval) on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
IV.MATERIAL NONPUBLIC INFORMATION
What is Material Information? Under Company policy and United States laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material, even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:
•earnings announcements or guidance, or changes to previously released announcements or guidance;
•other unpublished financial results;

•writedowns and additions to reserves for bad debts;
•expansion or curtailment of operations and business disruptions;
•a significant cybersecurity incident or risk, including one that may adversely impact the Company’s business, reputation or share value;
•pending or threatened significant litigation or government action, or the resolution thereof;
•a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
•changes in analyst recommendations or debt ratings;
•events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
•changes in control of the Company or extraordinary management developments;
•changes in the Company’s pricing or cost structure;
•extraordinary borrowing or other financing transactions out of the ordinary course;
•liquidity problems or impending bankruptcy;
•changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•development of a significant new product, process, or service; or
•new significant contracts, customers or financing sources, or the loss thereof.
What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to its official release by the Company in at least one of the following ways:
•publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities; or
•issuance of press releases via major newswire, such as Dow Jones or Reuters.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person in possession of material nonpublic information should refrain from any trading activity for one full trading day following its official release.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Legal Officer or Assistant Secretary.
V.“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
In addition to trading while in possession of material nonpublic information, it is also a violation of this Policy to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. It is a violation of law to do so if a trade then occurs, and insider trading liability may be extended to the tipper. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.
VI.SPECIAL TRANSACTIONS
The trading restrictions in this Policy do not apply in the case of the following transactions except as specifically noted:
A.Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions do apply, however, to an election to participate in the plan or changes in payroll contributions made outside of an open enrollment period and to subsequent sales of Company stock purchased under the plan.
B.401(k) Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan, if permissible thereunder, resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. The trading restrictions do apply, however, to elections made under the 401(k) plan to: (i) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (ii) make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance; and (iv) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
C.Stock Option Exercises. The trading restrictions in this Policy do not apply to: (i) exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or (ii) the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

D.Restricted Stock and Stock Unit Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or the delivery of shares in settlement of restricted stock unit awards, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or upon the delivery of shares in settlement of restricted stock unit awards.  The trading restrictions do apply, however, to any market sale of any former restricted stock or shares delivered in (or deliverable in) satisfaction of any restricted stock unit awards.
E.Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with the approval of the Chief Legal Officer, Assistant Secretary or the Company’s Board of Directors.
VII.PROHIBITED TRANSACTIONS
Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:
A.Publicly-Traded Options. You may not trade in options, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
B.Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
C.Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.
D.Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.

E.Standing Orders. You may not place standing orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information.
VIII.RULE 10B5-1 TRADING PLANS
Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into in good faith when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.
Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Chief Legal Officer or Assistant Secretary for approval at least seven business days prior to the planned entry into the Rule 10b5-1 Plan. Rule 10b5-1 Plans must comply with the Company’s Rule 10b5-1 Guidelines and may not be adopted by a person in possession of material nonpublic information about the Company or its securities.
Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Rule 10b5-1 Plan to the Chief Legal Officer or Assistant Secretary for approval prior to adoption. You must provide notice to the Chief Legal Officer or Assistant Secretary prior to terminating a Rule 10b5-1 Plan. You should understand that frequent modifications or terminations of a Rule 10b5-1 Plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).
IX.REPORTING VIOLATIONS/SEEKING ADVICE
You should refer suspected violations of this Policy to the Chief Legal Officer or Assistant Secretary or through the reporting procedures set forth in the Company’s Code of Conduct and Ethics. In addition, if you:
•receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Chief Legal Officer or Assistant Secretary. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.
X.POST-TERMINATION TRANSACTIONS
This Policy, and the Addendum, continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material (and if the individual is subject to the blackout window, no sooner than the opening of the window). Questions or concerns on whether any continuing nonpublic information remains material should be directed to the Chief Legal Officer or Assistant Secretary. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.
XI.PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING LAWS AND THIS POLICY
In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties of the greater of $2 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.
Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the Chief Legal Officer or Assistant Secretary.

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Global Business Travel Group, Inc.

ADDENDUM TO
INSIDER TRADING POLICY
1.INTRODUCTION
This Addendum explains requirements and procedures, which apply to all directors and officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as certain designated employees of Global Business Travel Group, Inc. (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company Insider Trading Policy (the “Policy”). The designated persons subject to this Addendum are listed on attached Schedule A (collectively, “Designated Insiders”). The Company may from time to time designate other individuals who are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Addendum applies to all Company securities that you hold or may acquire in the future.
This Addendum also applies to your spouse, minor children, adult family members sharing the same household and any other person or entity over whom you exercise influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”).
Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Chief Legal Officer or Assistant Secretary.
2.BLACKOUT PERIODS
All Designated Insiders and their Related Insiders are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy).
Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning at the end of business on the tenth (10th) calendar day of the last month of the quarter and ending after the first full trading day following the public release of the Company’s earnings for that quarter.
Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling and preparing the information to be released and until the information has been released and fully absorbed by the market.
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Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Legal Officer or Assistant Secretary will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
Regulation BTR. Directors and officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Chief Legal Officer or Assistant Secretary to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.
3.PRE-CLEARANCE PROCEDURES
Designated Insiders (and their Related Insiders) may not engage in any transaction involving the Company’s securities (including gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance in writing of the transaction from the Chief Legal Officer or Assistant Secretary.
Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within 2 business days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Legal Officer and Assistant Secretary. Section 16 Insiders should also indicate whether they have affected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale.
Brokers and investment advisors of a managed account should be advised not to trade in Company securities at any time unless pursuant to the terms of this Insider Trading Policy.
Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the
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Company’s Insider Trading Policy. Pre-clearance also is not required for the “Special Transactions” to which the Policy does not apply, described in section VI of the Policy.
4. SECTION 16 INSIDERS
In addition to the blackout periods and pre-clearance requirements described above, all Section 16 Insiders (and their Related Insiders) are subject to the reporting requirements and other restrictions discussed in this section.
A.Reporting and Form Filing Requirements
Under Section 16(a) of the Exchange Act, directors and officers of the Company, as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Company equity securities registered under Section 12 of the Exchange Act, must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities. In this context, “equity securities” of the Company include shares of the classes of equity securities created under the Company’s governing documents, such as common stock, as well as any securities (regardless of whether issued by the Company) that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities and stock appreciation rights.
i.Forms 3, 4 and 5
The Legal Department will assist directors and officers in preparing and filing the following Section 16 reports but each individual director and officer is responsible for the timing and contents of his or her reports:
•Form 3, Initial Beneficial Ownership Statement. A person who becomes a director or officer of the Company must file a Form 3 within 10 calendar days of becoming a director or officer, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.
•Form 4, Changes of Beneficial Ownership Statement. As long as a person remains a director or officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed with the SEC before 10:00 p.m., Eastern, on the second business day following any transaction by that person, whether directly or indirectly, in Company equity securities. There are exceptions to this requirement for acquisitions from gifts (but not dispositions by gifts) and a very limited class of employee benefit plan transactions.
•Form 5, Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or officer of the Company during any part of the Company’s fiscal year to report:
‒all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5;
‒all transactions that should have been reported during the last fiscal year but were not; and
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‒with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.
A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year (e.g., February 14) or the first business day thereafter. Common types of transactions reportable on Form 5 include acquisitions from gifts (but not dispositions by gifts) and certain acquisitions of less than $10,000 in any six-month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.
ii.Indirect Ownership by Related Insiders
The reports described above must also reflect any indirect ownership by directors and officers, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the director’s officer’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.
Any transaction subject to Section 16(a) reporting must be reported to the Chief Legal Officer or Assistant Secretary on the same day that it occurs. Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Chief Legal Officer, Assistant Secretary, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.
iii.Reporting Exemptions for Certain Employee Benefit Plan Transactions
Rule 16b-3 under the Exchange Act provides exemptions for director and officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine transactions under tax-conditioned thrift, stock purchase and excess benefit plans.
A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.
The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements, although related share-withholding transactions, if any, would give rise to Form 4 reporting obligations.
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B.SHORT-SWING TRADING PROFITS AND SHORT SALES
i.Short-Swing Trading Profits
In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the reporting requirements described above.)
“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to SEC rules, profit is determined so as to maximize the amount that the director or officer must disgorge, so that “short-swing profits” may exceed economic profits. In addition, the short-swing rules exempt, or permit the Company’s board of directors or a qualifying committee to exempt, certain transactions between (i) a director or officer and (ii) the Company or certain benefit plans sponsored by the Company.
ii.Prohibition Against Short Sales
You may not engage in short sales of Company securities, as prohibited by the Policy and Section 16(c) of the Exchange Act. A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
5.LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES
The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).
The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor:
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•Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.
•Manner of sale. The sale of Company shares by a director or officer must be made in one of the following manners:
(i)in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(ii)to a market maker at the price held out by the market maker; or
(iii)in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.
Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.
Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.
•Number of shares which may be sold.
Equity Securities. The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)1% of the outstanding shares of the same class of the Company; or
(ii)the average weekly reported trading volume in the four calendar weeks preceding the transactions.
Debt Securities. The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)the average weekly reported trading volume in the four calendar weeks preceding the sale; or
(ii)10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock).
•Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the director or officer must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities.
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•Holding periods. Any restricted securities must be held for six months prior to reselling such securities.
In certain situations (e.g., securities acquired through stock dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.
6.PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY
The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.
7.QUESTIONS
Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Chief Legal Officer or Assistant Secretary if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Company Policy.
8.ACKNOWLEDGEMENT
All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form attached to this Addendum.
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